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                                                                   EXHIBIT 10.30
                                   PROMISSORY NOTE

$1,000,000                      Cupertino, California              June 22, 1998


     FOR VALUE RECEIVED, the undersigned, DR. AND MRS. JOSEPH PERL (hereinafter collectively "MAKERS"), hereby jointly and severally promise to pay to DSP COMMUNICATIONS, INC., or order (hereinafter "HOLDER"), in Cupertino, California, or at such other place as HOLDER may from time to time designate, in United States of America currency, the sum of One Million Dollars ($1,000,000) interest-free.

     This loan is to be used by MAKERS for the purchase of a home, and shall be repaid at the first to occur of JOSEPH PERL's employment termination with the HOLDER (unless he remains on as a consultant, in which event the occurrence of the termination of the consultant arrangement shall be the triggering event) with the HOLDER, or the sale of the home. If, however, Perl's employment is terminated by reason of his death, the loan will be extended for six (6) months after his death. To the extent that the sales price of the home (less applicable real estate brokerage commissions) is less than the purchase price, the Corporation agrees to allow a reduction of the principal amount of the interest-free loan equal to the difference between the purchase price of the home and the sales price (less applicable real estate brokerage commissions); provided that the Corporation is given the option of purchasing the home at the proposed sale price and/or has agreed to the sales price. For purposes of this Section, "purchase price" refers to the amount paid by Perl for his home, and "sales price" refers to the price paid by a subsequent buyer of the Perl home.

     MAKERS shall have the right to prepay all of any part of the unpaid principal of this Note from time to time without any penalty or premium; provided that any such prepayments shall be applied first against any accrued but unpaid interest, and then against principal.

     MAKERS shall be deemed to be in default if MAKERS fail to repay the Note when due in accordance with the terms of this Note. In such event, the total sum of principal and accrued interest shall become immediately due and payable at HOLDER's option.

     If a party breaches this Note, the breaching party shall pay all costs and attorneys' fees incurred by the other party in connection with such breach, whether or not any litigation is commenced.

     This Note shall be secured by a Deed of Trust and Assignment of Rents.

     Consent by HOLDER to waive one default shall not be deemed to be a waiver of the right to require consent to waive future or successive defaults.

     This Note shall be governed as to its construction, interpretation and enforcement and in all other respects by the laws of the State of California.

     This Note shall not be changed, modified, amended or cancelled except in writing by the MAKERS and HOLDER.

     MAKERS waive demand, presentment, protest, notice of nonpayment, notice of protest and any and all lack of diligence or delays which may occur in the collection of this Note.

     IN WITNESS WHEREOF, the MAKERS have caused this Promissory Note to be duly executed at Cupertino, California.

MAKERS:

      /s/ Joseph Perl                              /s/ Judith Perl
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